EXHIBIT 99

4750 Ashwood Drive • Cincinnati, OH 45241 • T: 513.469.5352 • F: 513.469.5360

FOR IMMEDIATE RELEASE:	CONTACT:

May 10, 2010	John J. Kuntz

513-469-5352

jkuntz@franklinsavings.com
First Franklin Corporation Reports
First Quarter 2010 Results
Lingering effects of recession partially masked benefits of new programs
Franklin Savings remains “well capitalized” per regulatory standards
Cincinnati (OH), May 10, 2010: First Franklin Corporation (NASDAQ:FFHS), the parent of Franklin Savings and Loan Company, today reported a net loss of $82,000, or 5 cents per share, for the first quarter of 2010, compared with net income of $260,000, or 15 cents per share, in last year’s first quarter.
John J. Kuntz, Chairman, President and Chief Executive Officer, said, “Our efforts to create a more robust community bank continue to be partially masked by the lingering effects of this recession. In particular, this quarter we recorded a $177,000 increase in the provision for loan losses, which is the way banks fund their potential loan write downs. Two expense items largely driven by the foundering economy— a $153,000 rise in FDIC premiums and a $48,000 increase in costs associated with maintaining the larger portfolio of real estate now owned by the bank — also contributed to the loss for the quarter. We expect loan loss provisions and REO expense to continue for the foreseeable future as the economy struggles to recover.”
Kuntz noted, “Looking beyond the recession-related factors, we remain generally pleased with our progress on two successful programs. First, we saw a continued contribution from the team brought on board during the first quarter of 2009 to enhance production of residential and commercial mortgages. Selling the residential mortgages, including servicing rights, in the secondary market generated $445,000 in noninterest income in this year’s first quarter.

“That program continues to be profitable even though the fee income contribution was down $169,000 from last year’s first quarter and expenses reflected a full quarter of staffing. Origination volume fluctuates with market interest rates, and lower rates in last year’s first quarter drove a higher volume of refinancings compared to the first quarter of 2010. The rise in commission and other expenses to fund this valuable operation accounted for almost 30% of the overall increase in non-interest expense in the period, largely because the new loan originators were on board for a full quarter. The initial group of originators joined our organization in the middle of last year’s first quarter, and we have also added to that staff over the course of the past 12 months.”
Kuntz added, “Second, we continue to invest in our long-standing campaign to increase lower-cost checking deposits. The increase in transaction accounts and the decrease in more expensive certificates of deposit were primary drivers of the $145,000 increase in net interest income before the provision for loan losses over last year’s first quarter.”
Kuntz said, “My first month at the helm of First Franklin has been busy and productive. My charge from our board is very clear. We must improve the bank’s asset quality, restore profitability and pay dividends to our shareholders.”
First-Quarter Results
For the first quarter, net interest income, before the provision for loan losses, was $1.72 million, up from $1.58 million for the first quarter of 2009. The improvement was primarily the result of lower interest expense on deposits reflecting both lower interest rates and lower average balances. Management’s continued effort to build core checking deposits is helping to reduce interest expense. In addition, the emphasis on loan originations and subsequent sales is reducing reliance on higher-priced certificates of deposit as a funding source.
The provision for loan losses rose to $353,000 in the first quarter of 2010, from $176,000 in the first quarter of 2009. Non-performing loans (non-accruing loans and accruing loans delinquent 90 days or more) were $9.48 million, or 4.02% of total loans at March 31, 2010, compared to $9.24 million, or 3.79% of total loans at December 31, 2009. Net charge-offs for the current period were $437,000, or 0.18% of average loans, primarily due to a $424,000 charge-off for one commercial property, compared with $452,000, or 0.17% of average loans, in last year’s first quarter.
Noninterest income for the quarter ended March 31, 2010, was $962,000 compared to $1.00 million for the same quarter in 2009, largely because of lower gains on the sale of loans. Noninterest expenses were $2.48 million for the current quarter compared to $2.02 million for the quarter ended March 31, 2009, for reasons discussed previously.
Capital Position
At March 31, 2010, total stockholders’ equity was $22.28 million, or 7.73% of assets, up slightly from $22.21 million, or 7.36% percent of assets, at year-end 2009. At March 31, 2010, book value per share was $13.25 compared to $13.21 per share at December 31, 2009. At March 31, 2010, the company’s risk-based capital ratio was 11.67%, up modestly from year-end, largely due to a reduction in assets.
Kuntz noted, “Franklin is considered ‘well capitalized’ under federal regulatory standards and the regulators have provided us with no specific instructions to raise equity capital. As we are reminded in our regular interactions with the regulators, the focus on capital adequacy is a familiar theme to all financial institutions in the current economic environment. Like many financial institutions, we are pursuing strategies to enhance our regulatory capital ratios relative to our risk profile.”

Conclusion
Kuntz concluded, “First Franklin has always been about providing long-term value to shareholders. We have served our community well for 126 years. Since going public in 1987, we have grown to $288 million in assets, expanded our products and services to meet our customers’ needs”
# # #
About First Franklin Corporation: First Franklin Corporation is a savings and loan holding company that was incorporated under the laws of the State of Delaware in September 1987. It owns all of the outstanding common stock of The Franklin Savings and Loan Company. Additional information about First Franklin and Franklin Savings can be found on the company’s Web site: www.franklinsavings.com.
Forward-Looking Statements: Statements included in this document which are not historical or current facts are
“forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results. Such statements may be identified by the use of the words “may”, “anticipates”,
“expects”, “hopes”, “believes”, “plans”, “intends” and similar expressions. Factors that could cause financial performance to differ materially from that expressed in any forward-looking statement include, but are not limited to, credit risk, interest rate risk, competition, changes in the regulatory environment and changes in general and local business and economic trends.

FIRST FRANKLIN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March. 31, 2010	Dec. 31, 2009
	(Unaudited)
ASSETS
Cash, including certificates of deposit and other interest-earning deposits of $100 at 03/31/10 and $100 at 12/31/09	$3,364	$6,875
Investment securities:
Securities available-for-sale, at market value (amortized cost of $17,082 at 03/31/10 and $20,185 at 12/31/09)	17,070	19,949
Mortgage-backed securities:
Securities available-for-sale, at market value (amortized cost of $2,347 at 03/31/10 and $2,731 at 12/31/09)	2,418	2,809
Securities held-to-maturity, at amortized cost (market value of $3,894 at 03/31/10 and $4,155 at 12/31/09)	3,709	3,989
Loans held for sale	7,369	7,552
Loans receivable, net	228,661	236,085
Investment in Federal Home Loan Bank of Cincinnati stock, at cost	4,991	4,991
Real estate owned, net	3,045	2,792
Accrued interest receivable	1,183	1,135
Property and equipment, net	3,398	3,448
Bank owned life insurance	6,037	5,983
Other assets	6,748	6,112

Total assets	$287,993	$301,720

LIABILITIES
Deposits	$230,021	$244,010
Borrowings	33,083	32,419
Advances by borrowers for taxes and insurance	1,502	2,160
Other liabilities	971	786

Total liabilities	265,577	279,375

Minority interest in consolidated subsidiary	140	140

STOCKHOLDERS’ EQUITY

Preferred stock — $.01 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock — $.01 par value, 2,500,000 shares authorized, 2,010,867 shares issued at 03/31/10 and 12/31/09	13	13
Additional paid-in capital	6,189	6,189

Treasury stock, at cost — 330,183 shares at 03/31/10 and 12/31/09	(3,270)	(3,270)
Retained earnings, substantially restricted	19,296	19,378
Accumulated other comprehensive income:
Unrealized gain (loss) on available-for-sale securities, net of taxes of 17 at 03/31/10 and $(48) at 12/31/09	48	(105)

Total stockholders’ equity	22,276	22,205

	$287,993	$301,720

FIRST FRANKLIN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the three months ended
	March 31,2010	March 31, 2009
	(Unaudited)	(Unaudited)
Interest income:
Loans receivable	$3,212	$3,716
Mortgage-backed securities	77	102
Investments	232	234

	3,521	4,052

Interest expense:
Deposits	1,433	1,863
Borrowings	367	613

	1,800	2,476

Net interest income	1,721	1,576
Provision for loan losses	353	176

Net interest income after provision for loan losses	1,368	1,400

Noninterest income:
Gain on loans sold	445	614
Gain on sale of investments	21	1
Service fees on NOW accounts	205	195
Other income	291	193

	962	1,003

Noninterest expense:
Salaries and employee benefits	1,031	943
Occupancy	286	273
Federal deposit insurance premiums	163	10
Advertising	45	22
Service bureau	131	161
Other	828	608

	2,484	2,017

Income (loss) before federal income taxes	(154)	386

Provision (benefit) for federal income taxes	(72)	126

Net income (loss)	$(82)	$260

Retained Earnings-Beginning of period	$19,378	$20,919
Net Income (loss)	(82)	260
Retained Earnings-end of period	$19,296	$21,179

Net income (loss) per common share:
Basic	$(0.05)	$0.15
Diluted	$(0.05)	$0.15